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Exhibit k.17

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is made and entered into as of April 22, 2004, by and between (i) GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the "Company"), (ii) GLADSTONE ADVISERS, INC., a Virginia corporation (the "Adviser"), and (iii) DAVID GLADSTONE (the "Executive").

        A.    The Company and the Executive are parties to an Employment Agreement, dated as of July 23, 2001, as amended August 8, 2001 and July 15, 2003 with the Adviser (as amended, the "Original Agreement").

        B.    The Company is in the process of transferring its management function to Gladstone Management Corporation, a Delaware corporation ("Management"), but wishes to retain the services of the Executive as a Company employee, in conjunction with Executive's services at Management on behalf of the Company.

        C.    The Executive is willing to be co-employed in this manner by the Company and Management, and the Company, Adviser and the Executive desire to amend the Original Agreement to reflect this dual role and as otherwise hereinafter set forth.

        In consideration of the premises and the terms and conditions set forth in this Amendment, the parties agree as follows:

          1.     Amendment to Permit Co-Employment. The Original Agreement is hereby amended and restated to permit the Executive to be employed by Management and Adviser and be paid by Management (without payment or other duplication by the Company or Adviser), and to serve as an officer, director and stockholder of Management, and the references in the Original Agreement in Section 2(c) regarding outside activities is expressly amended to permit such employment and other activities as are called for in that certain Employment Agreement between Executive and Management.

          2.     Effectiveness. This Amendment shall become effective immediately upon execution by the Company, Adviser and the Executive. Other than the amendment set forth herein, the Original Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GLADSTONE CAPITAL CORPORATION		EXECUTIVE
By:	/s/ TERRY L. BRUBAKER Terry L. Brubaker, President	/s/ DAVID GLADSTONE David Gladstone
GLADSTONE ADVISERS, INC.
By:	/s/ TERRY L. BRUBAKER Terry L. Brubaker, President

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THIRD AMENDMENT TO EMPLOYMENT AGREEMENT